FINANCIAL PRODUCTS TERM SHEET U6768	Filed pursuant to Rule 433 Registration Statement No. 333-238458-02

Market-Linked Securities – Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due July 7, 2025

Summary of Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Agent:	Wells Fargo Securities, LLC
Market Measures:	The Financial Select Sector SPDR® Fund and SPDR® S&P® Regional Banking ETF (each referred to as a “Fund”, and collectively as the “Funds”)
Pricing Date*:	June 30, 2022
Issue Date*:	July 6, 2022
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:	If the fund closing price of the lowest performing Fund on any call date is greater than or equal to its starting price, the securities will be automatically called for the face amount plus the call premium applicable to that call date.
Call Dates* and Call Premiums:	Call Date	Call Premium†
	July 6, 2023	at least 13.25% of the face amount
	January 8, 2024	at least 19.875% of the face amount
	July 8, 2024	at least 26.50% of the face amount
	January 6, 2025	at least 33.125% of the face amount
	June 27, 2025 (the “final call date”)	at least 39.75% of the face amount
† to be determined on the pricing date.
Maturity Payment Amount (per security):

•    if the ending price of the lowest performing Fund is greater than or equal to its threshold price: $1,000; or

•    if ending price of the lowest performing Fund on the final call date is less than its threshold price:

$1,000 × performance factor of the lowest performing Fund on the final call date

Stated Maturity Date*:	July 7, 2025
Lowest Performing Fund	The lowest performing Fund on any call date is the Fund with the lowest Performance Factor on that call date.
Performance Factor:	With respect to a Fund on any call date, its closing price on such call date divided by its starting price (expressed as a percentage).
Starting Price:	For each Fund, its fund closing price on the pricing date
Ending Price:	For each Fund, its fund closing price on the final call date
Threshold Price:	For each Fund, 70% of its starting price
Call Settlement Date*:	Five business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)
Calculation Agent:	Credit Suisse International
Denominations:	$1,000 and any integral multiple of $1,000
Fees:

Wells Fargo Securities, LLC (“WFS”) will act as agent for the securities and will receive an agent discount of up to $24.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. In addition, Credit Suisse may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP:	22553Q2E6
Material Tax Consequences:	See the preliminary pricing supplement.

* subject to change

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date.

If the securities are not automatically called and the fund closing price of the lowest performing Fund is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the lowest performing Fund from its starting price and will lose some, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the lowest performing Fund on the applicable call date significantly exceeds its starting price. You will not participate in any appreciation of the Funds beyond the applicable call premium.

Credit Suisse currently estimates the value of each $1,000 face amount of the securities on the pricing date will be between $920 and $975 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our internal funding rate)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the pricing date. See “Investment Description” and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

[Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1053092/00009501032200968
2/dp174266_424b2-u6768.htm]

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Selected Risk Considerations” in the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Securities Generally

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Maturity.

•	Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Potential Return On The Securities Is Limited To The Call Premium.

•	The Securities Are Subject To The Full Risks Of Each Fund And Will Be Negatively Affected If Either Fund Performs Poorly, Even If The Other Fund Performs Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Fund That Is The Lowest Performing Fund On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Fund.

•	The Starting Price Of Either Fund May Be Determined On A Date Later Than The Pricing Date.

•	More Favorable Terms Are Generally Associated With Greater Expected Volatility, And Can Indicate A Greater Risk Of Loss.

•	The Probability That The Fund Closing Price of the Lowest Performing Fund Will Be Less Than Its Threshold Level Will Depend On The Volatility Of The Funds.

•	The Securities Are Subject To A Potential Automatic Call, Which Exposes You To Reinvestment Risk.

•	A Call Settlement Date And The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

•	Postponement Of Certain Dates May Adversely Affect Your Return.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Risks Relating to the Funds

•	Historical Performance Of Either Fund Is Not Indicative Of Future Performance.

•	We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By The Funds.

•	The Funds Are Subject To Management Risk, And There Is No Assurance That An Active Trading Market Will Continue For The Shares Of The Funds Or That There Will Be Liquidity In The Trading Market.

•	The Performance And Market Value Of Each Fund, Particularly During Periods Of Market Volatility, May Not Correlate To The Performance Of Its Tracked Index.

•	The Stocks Included In Each Fund Are Concentrated In One Particular Sector.

Risks Relating to the Funds (cont.)

•	Historical Performance Of Any Fund Is Not Indicative Of Its Future Performance.

•	We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By Any Fund.

•	No Ownership Rights Relating To The Funds.

•	No Dividend Payments Or Voting Rights.

•	Anti-Dilution Protection Is Limited.

•	Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Index And Could Negatively Affect Your Return On The Securities.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Credit Suisse.

•	Credit Suisse Is Subject To Swiss Regulation.

Risks Relating to Conflicts of Interest

•	Hedging And Trading Activity Could Adversely Affect Our Payment To You At Maturity.

•	Our Economic Interests Are Potentially Adverse To Your Interests.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

•	The Estimated Value Of The Securities On The Pricing Date May Be Less Than The Original Offering Price.

•	If On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Securities Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our "Secondary Market Credit Spreads"), We Expect That The Economic Terms Of The Securities Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Securities.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated May 31, 2022, Underlying Supplement dated June 18, 2020, Product Supplement No. I–C dated February 4, 2022 and Prospectus Supplement and Prospectus dated June 18, 2020 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.